EXHIBIT 15.2

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Mind CTI Ltd (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 16F, as part of the Form 20-F of the Company for the year ended December 31, 2010. We agree with the statements concerning our Firm in such Form 20-F.

S/Kesselman & Kesselman
Tel Aviv, Israel	Kesselman & Kesselman
June 20, 2011	Certified Public Accountants (Isr.)
A member of PricewaterhouseCoopers International limited

Kesselman & Kesselman is a member firm of PricewaterhouseCoopers International Limited, each member firm of which is a separate legal entity

Item 16F.             Change in Registrant’s Certifying Accountant

At our annual general meeting held on April 6, 2009, our shareholders approved the recommendation of our audit committee and board of directors not to re-elect Kesselman & Kesselman, certified public accountants in Israel and a member of PricewaterhouseCoopers International Limited, as our independent auditor and elected Brightman Almagor Zohar, certified public accountants in Israel and a member of Deloitte Touche Tohmatsu, in its place.

The reports on our financial statements for the years ended December 31, 2007 and 2008 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the two years ended December 31, 2008 and the subsequent interim period through April 6, 2009, there were no (i) disagreements between Kesselman & Kesselman and us on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference to the subject matter of the disagreements in connection with its report or (ii) reportable events.

A letter from Kesselman & Kesselman is attached as Exhibit 15.2 to this Annual Report.

Prior to April 6, 2009, the date on which Brightman Almagor Zohar & Co. was appointed:

•
we did not consult with Brightman Almagor Zohar & Co. regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements;

•
neither a written report nor oral advice was provided to us by Brightman Almagor Zohar & Co. that they concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; and

•	we did not consult Brightman Almagor Zohar & Co. regarding any matter that was either the subject of a disagreement or a reportable event.